Exhibit 99.1
NEWS RELEASE Investor Contact: Brian Klaus, Senior Vice President, Investor Relations 920-491-7059 Media Contact: Cliff Bowers, Senior Vice President, Director of Public Relations 920-491-7542

Associated Announces Dividends

GREEN BAY, Wis. –– July 22, 2014 –– The Board of Directors of Associated Banc-Corp (NASDAQ:ASBC) (Company) declared a regular quarterly cash dividend of $0.09 per common share, payable on September 15, 2014, to shareholders of record at the close of business on September 2, 2014.

The Board of Directors also declared a regular quarterly cash dividend of $0.50 per depositary share on the Company’s 8.00% Series B Perpetual Preferred Stock payable on September 15, 2014, to shareholders of record on September 2, 2014.

As of July 22, 2014, there is $115.9 million remaining under the Company’s previously authorized and announced common stock repurchase programs.  While repurchases under such programs have approximated $30 million per quarter for several quarters, the Company may vary the amount of quarterly purchases depending on market conditions and other factors.  Repurchases under such programs are subject to regulatory limitations and may occur from time to time in open market purchases, block transactions, private transactions, accelerated share repurchase programs or similar facilities.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $26 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services in over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties.  Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.

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